SECURITIES AND EXCHANGE COMMISSION

                      Washington, DC  20549



                             FORM 8-K



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (date of earliest event reported)    July 21, 1997



                          PENTAIR, INC.

      (Exact Name of Registrant as specified in Its Charter)


MINNESOTA                    001-11625                   41-0907434
(State of Incorporation     (Commission File             (I.R.S. Employer
  or Organization)             Number)                    Identification No.)


1500 County Road B2 West, St. Paul, Minnesota           55113-3105
 (Address of Principal Executive Offices)               (Zip Code)


                          612.636.7920
       (Registrant's Telephone Number, Including Area Code)
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Item 2.   Acquisition or Disposition of Assets

     On July 21, 1997, Pentair, Inc. announced that it had entered into an agreement to acquire the Pump Group of General Signal Corporation.

     On August 25, 1997, Pentair, Inc. announced that it had completed the acquisition of the General Signal Pump Group effective August 23, 1997. The purchase price was approximately $200 million.

     General Signal's Pump Group (GSPG) designs, manufactures, and markets pumps for residential, commercial, and municipal applications. GSPG comprises four brand-name pump businesses: Aurora, Hydromatic, Fairbanks Morse, and Layne & Bowler. The Group employs approximately 1,000 people at three domestic manufacturing locations -- Ashland, Ohio; North Aurora, Illinois; Kansas City, Kansas -- and at an assembly plant in Thomasville, Georgia.

     Pentair has owned the F.E. Myers pump business, located in Ashland, Ohio since 1986. In early 1995, Pentair announced plans to expand its presence in the water products markets and subsequently acquired water conditioning control valve manufacturer Fleck Controls in November 1995. In January 1996, Pentair acquired Aplex, a maker of industrial pumps, which was combined with the Myers' organization. In December 1996, Pentair acquired SIATA, S.p.A., an Italian manufacturer of water conditioning control equipment, and folded it into Fleck Controls. When completed, the General Signal
Pump Group will be the eighth acquisition made by Pentair in the last two years.

          Pentair financed the acquisition through existing lines of credit. The Company anticipates that the acquisition will be slightly dilutive to the Company's 1997 earnings, but accretive to earnings within the first 12 months after acquisition.

     The acquisition of the General Signal Pump Group does not constitute a "significant business combination" under Regulation S-X of the Securities and Exchange Commission and, therefore, does not require the filing by the Company of pro forma financial information under the Securities Exchange Act of 1934, as amended.


Item 7.        Financial Statements and Exhibits.

a.   Not applicable
b.   Not applicable

c.   Exhibits

Exhibit 2.1    Purchase Agreement dated July 17, 1997
Exhibit 99.1   Press release dated July 21, 1997
Exhibit 99.2   Press release dated August 25, 1997

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                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


PENTAIR, INC.


By:  /s/  Richard W. Ingman
     Richard W. Ingman
     Executive Vice President and
     Chief Financial Officer

Dated:    September 9, 1997